Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Lindsay S. Bixler
Executive Vice President and Chief Financial Officer

(610) 215-2327

PB BANKSHARES, INC. ANNOUNCES 2024 SECOND QUARTER FINANCIAL RESULTS

Coatesville, Pennsylvania, July 24, 2024 — PB Bankshares, Inc. (the “Company”) (NASDAQ: PBBK), the holding company for Presence Bank (the “Bank”), reported unaudited net income of $370,000 for the three months ended June 30, 2024 and $687,000 for the six months ended June 30, 2024 compared to $588,000 and $997,000, respectively, for the same periods in 2023. Diluted earnings per share were $0.16 for the second quarter of 2024 and $0.29 for the first six months of 2024 compared to $0.23 and $0.39, respectively, for the same periods in 2023.

Year to Date 2024 Highlights:

●	Total interest and dividend income grew by 22.6% to $11.5 million for the six months ended June 30, 2024 from $9.4 million for the six months ended June 30, 2023.
●	Noninterest expense remained flat, increasing by 0.5% to $4,985,000 for the six months ended June 30, 2024 from $4,958,000 for the six months ended June 30, 2023.
●	Allowance for credit losses remained strong at 1.30% of loans outstanding at June 30, 2024 compared to 1.38% of loans outstanding at December 31, 2023.
●	Annualized growth rate on gross loans was 11.4% at June 30, 2024 from December 31, 2023.
●	Accumulated other comprehensive loss decreased by 13.4% to $1,080,000 at June 30, 2024 compared to $1,247,000 at December 31, 2023, accounting for 2.3% of total stockholders’ equity at June 30, 2024.
●	The remaining weighted average life of our debt securities available-for-sale portfolio remained short at 1.24 years at June 30, 2024.
●	Tangible book value per common share excluding accumulated other comprehensive loss increased by $0.59 to $18.59 at June 30, 2024 from $18.00 at December 31, 2023*.
●	The Company repurchased 115,827 shares of its common stock during the first six months of 2024, at an average price of $13.06 per share.

* Refer to the appendix of Financial Highlights (Unaudited) for the Non-GAAP Financial Measure Reconciliation

Exhibit 99.1

Income Statement

Net interest income was $2.8 million for the three months ended June 30, 2024 and $5.4 million for the six months ended June 30, 2024 compared to $3.2 million and $6.3 million, respectively, for the same periods in 2023. The decrease for the three and six months ended June 30, 2024 compared to the same periods in 2023 was primarily due to increases in interest expense on deposits and borrowings, partially offset by increases in interest income on loans, securities and cash and federal funds sold. The increases in both interest income and interest expense were as a result of the high interest rate environment and increases in average interest earning assets and average interest bearing liabilities.

The Company recorded a provision for credit losses of $17,000 for the three months ended June 30, 2024 and a reversal of provision for credit losses of $67,000 for the six months ended June 30, 2024 compared to a provision for credit losses of $247,000 and $430,000, respectively, for the same periods in 2023. The decrease in provision for credit losses for both the three and six months ended June 30, 2024 was primarily due to lower qualitative factor allocations within the Company’s current expected credit losses methodology and a lower required allowance for unfunded commitments due to a decline in volume of unfunded commitments. There were no loan charge-offs during the first six months of 2024 and only $6,000 of overdraft protection charge-offs. Delinquencies remain benign, reserves are deemed to be adequate as of June 30, 2024 and the allowance coverage ratio has remained strong. The allowance for credit losses was $4.5 million, or 1.30%, of loans outstanding at June 30, 2024 as compared to $4.5 million, or 1.38%, of loans outstanding at December 31, 2023. Total non-performing loans decreased to $1.3 million at June 30, 2024 compared to $1.4 million at December 31, 2023. The non-performing loans to total loans ratio decreased by seven basis points to 0.37% at June 30, 2024 from 0.44% as of December 31, 2023.

Noninterest income was $190,000 for the three months ended June 30, 2024 and $377,000 for the six months ended June 30, 2024 compared to $259,000 and $397,000, respectively, for the same periods in 2023. The primary reason for the decrease in noninterest income for the three and six months ended June 30, 2024 as compared to the same prior year periods was due to a decrease in other income. The other income decrease was due to $14,000 and $24,000 of loan related fee income for the three and six months ended June 30, 2024, respectively, as compared to $58,000 for the same periods in 2023, earned for brokering interest rate swap agreements between the Bank’s customers and counterparties unrelated to the Bank.

Noninterest expense was $2,487,000 for the three months ended June 30, 2024 and $4,985,000 for the six months ended June 30, 2024 compared to $2,493,000 and $4,958,000, respectively, for the same periods in 2023. The decrease for the three months ended June 30, 2024 was primarily due to decreases in advertising and marketing of $34,000 primarily due to timing of community sponsorships. The increase for the six months ended June 30, 2024 was primarily due to increases in data and item processing as the Company continues to invest in our information technology infrastructure.

Exhibit 99.1

Balance Sheet

Total assets increased $9.3 million or 2.1% to $449.0 million at June 30, 2024 from $439.7 million at December 31, 2023. The increase in assets was primarily due to increases in cash and cash equivalents and net loans receivable, partially offset by a decrease in debt securities available-for-sale. Cash and cash equivalents increased 68.7% to $54.7 million at June 30, 2024 from $32.4 million at December 31, 2023 as a result of strong deposit growth and maturity of treasury securities during the first half of 2024. Gross loans increased $18.5 million or 5.7% to $345.1 million at June 30, 2024 from $326.6 million at December 31, 2023, primarily as a result of the increase in the commercial real estate portfolio as the Bank continues its focus on commercial lending. Management is monitoring the commercial real estate portfolio and concentrations, assessing their associated risks. As part of its risk management process, the Bank segments and stress tests its non-owner occupied commercial real estate portfolio. Approximately 84.7% or $121.1 million of this portfolio was subject to stress testing (loans having exposure under $500,000 and one- to four family investor properties are not subject to stress testing). The commercial real estate portfolio has an average Loan-to-Value ratio of 59.8% and a Debt Service Coverage ratio of 1.47 times, exclusive of any sponsor or guarantor support at June 30, 2024. The commercial real estate portfolio is diverse with respect to both property type as well as location with limited concentrations. Two segments, Office Space and Hospitality, are the subject of market scrutiny with these segments’ exposure and selected credit metrics outlined below.

The Bank has reviewed its loan portfolio for exposure to office space given the uncertainty and potential risks associated with vacancy, future demand, and repricing risk for these assets. The Bank’s exposure to this segment is minimal with only $9.3 million in non-owner-occupied office space at June 30, 2024. Notably the five loans comprising the office segment are all medical related, which the Company believes has not suffered the decline in value that the general office market has experienced. The office space loan portfolio has an average Loan-to-Value ratio of 71.9% and Debt Service Coverage ratio of 1.50 times, exclusive of any sponsor or guarantor support at June 30, 2024.

The Bank’s hospitality portfolio is also an area of market focus. Loan exposure to this segment totaled $20.5 million (six hotel properties) at June 30, 2024. The average Loan-to-Value ratio was low at 51.2% with a strong Debt Service Coverage ratio of 2.04 times, exclusive of any sponsor or guarantor support at June 30, 2024. Guarantor support for the hospitality sector is strong and loans are supported by experienced hotel operators.

Debt securities available-for-sale decreased $32.0 million or 47.0% to $36.1 million at June 30, 2024 as a result of short-term treasury securities purchased during the fourth quarter of 2023 maturing in the first half of 2024 and the proceeds of which have remained in cash and cash equivalents as of June 30, 2024. The remaining weighted average life of our debt securities available-for-sale portfolio was 1.24 years at June 30, 2024.

We experienced strong deposit growth of $14.0 million or 4.2% to $347.0 million at June 30, 2024 from $333.0 million at December 31, 2023 as a result of organic core deposit gathering strategies with the growth being from local businesses and individuals. Uninsured and uncollateralized deposits totaled approximately $37.9 million or 10.9% of the Bank’s total deposits, as of June 30, 2024. The Company maintains highly liquid sources of available funds in addition to cash and

Exhibit 99.1

cash equivalents, including unused borrowing capacity with the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia and available federal funds lines with other banks, as well as unpledged available-for-sale debt securities. At June 30, 2024, available funding from these sources totaled 578.2% of uninsured and uncollateralized deposits. Stockholders’ equity decreased $389,000 to $46.6 million at June 30, 2024 from $47.0 million at December 31, 2023 as a result of stock buybacks of 115,827 shares for $1.5 million during the first six months of 2024, partially offset by year to date net income of $687,000. The Company’s accumulated other comprehensive loss resulting from the unrealized losses on debt securities available-for-sale was 2.3% of total stockholders’ equity at June 30, 2024, which is low compared to the banking industry. The Bank’s stand-alone stockholders’ equity increased $1.1 million to $40.0 million at June 30, 2024 from $38.9 million at December 31, 2023 primarily as a result of year to date net income for the Bank.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.

These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs; geopolitical instability and capital requirements; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company and the Bank caution not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to publicly release any revision made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Exhibit 99.1

About PB Bankshares, Inc. and Presence Bank

PB Bankshares, Inc. is the holding company for Presence Bank. Presence Bank was founded in 1919 and currently operates four banking offices and two loan production offices in Chester, Lancaster and Dauphin Counties, Pennsylvania.

Exhibit 99.1

PB Bankshares, Inc.

Financial Highlights (Unaudited)

(Dollars in thousands, except per share data)

Earnings Summary (for the three months ended)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023

Interest and dividend income	$5,931	$5,614	$5,277	$5,139	$5,047
Interest expense	3,145	2,982	2,471	2,098	1,825
Net interest income	2,786	2,632	2,806	3,041	3,222
Provision for credit losses	17	(84)	62	140	247
Noninterest income	190	187	203	185	259
Noninterest expense	2,487	2,498	2,413	2,432	2,493
Income before income taxes	472	405	534	654	741
Income taxes	102	88	125	141	153
Net income	370	317	409	513	588

Earnings per common share - basic	$0.16	$0.13	$0.17	$0.21	$0.24
Earnings per common share - diluted	$0.16	$0.13	$0.17	$0.21	$0.23

Earnings Summary (for the six months ended)
	June 30,	June 30,
	2024	2023

Interest and dividend income	$11,545	$9,416
Interest expense	6,127	3,149
Net interest income	5,418	6,267
Provision for credit losses	(67)	430
Noninterest income	377	397
Noninterest expense	4,985	4,958
Income before income taxes	877	1,276
Income taxes	190	279
Net income	687	997

Earnings per common share - basic	$0.29	$0.40
Earnings per common share - diluted	$0.29	$0.39

Exhibit 99.1

Balance Sheet Highlights (as of)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023

Total assets	$449,045	$450,434	$439,748	$409,212	$412,573
Cash and cash equivalents	54,731	66,787	32,438	25,185	42,501
Debt securities available-for-sale, at fair value	36,068	32,138	68,115	40,667	34,828
Loans receivable, net of allowance for credit losses	339,999	333,288	321,382	325,350	317,306
Deposits	346,960	348,389	332,966	306,521	312,091
Total stockholders’ equity	46,600	46,769	46,989	46,582	46,177
Accumulated other comprehensive loss	(1,080)	(1,250)	(1,247)	(1,771)	(1,770)

Performance Ratios (as of and for the three months ended)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023

Return on average assets (annualized)	0.33%	0.29%	0.38%	0.49%	0.58%
Return on average equity (annualized)	2.80%	2.71%	3.14%	4.00%	4.67%
Net interest margin (annualized)	2.54%	2.44%	2.74%	3.00%	3.29%
Allowance to non-accrual loans	353.77%	334.21%	317.45%	548.89%	507.53%
Allowance to total loans outstanding at the end of the period	1.30%	1.32%	1.38%	1.35%	1.34%
Net charge-offs to average loans outstanding during the period (annualized)	—%	—%	—%	—%	0.09%
Total non-performing loans to total loans	0.37%	0.39%	0.44%	0.25%	0.26%
Total non-accrual loans to total loans	0.37%	0.39%	0.44%	0.25%	0.26%
Total non-performing assets to total assets	0.28%	0.30%	0.32%	0.20%	0.21%
Tier 1 capital (to average assets)	9.20%	9.25%	9.78%	9.74%	9.84%
Book value per common share	$18.17	$17.78	$17.53	$16.97	$16.71
Tangible book value per common share*	$18.17	$17.78	$17.53	$16.97	$16.71
Tangible book value per common share (excluding accumulated other comprehensive loss)*	$18.59	$18.26	$18.00	$17.62	$17.35

Exhibit 99.1

*Non-GAAP Financial Measure Reconciliation

The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible book value and tangible book value excluding accumulated other comprehensive loss and calculates our tangible book value per common share and tangible book value per common share excluding accumulated other comprehensive loss. Book value is equal to tangible book value due to the Company having no intangible assets.

	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023

Tangible common equity	$46,600	$46,769	$46,989	$46,582	$46,177
Adjustment for accumulated other comprehensive loss	$(1,080)	$(1,250)	$(1,247)	$(1,771)	$(1,770)
Tangible common equity excluding accumulated other comprehensive loss	$47,680	$48,019	$48,236	$48,353	$47,947
Common shares outstanding	2,564,140	2,629,967	2,679,967	2,744,967	2,763,122
Tangible book value per common share	$18.17	$17.78	$17.53	$16.97	$16.71
Tangible book value per common share excluding accumulated other comprehensive loss	$18.59	$18.26	$18.00	$17.62	$17.35